Exhibit 4.10

Allen & Overy LLP

SIXTH SUPPLEMENTAL INDENTURE

among

AEGON N.V.,

as issuer

THE BANK OF NEW YORK TRUST COMPANY, N.A.,

as trustee

and

CITIBANK, N.A.,

as paying agent

dated as of September 21, 2007

to the Indenture among

AEGON N.V.,

AEGON Funding Corp.,

and

THE BANK OF NEW YORK TRUST COMPANY, N.A. (as successor in interest to Citibank, N.A.),

as trustee

dated as of October 11, 2001

$1,000,000,000 principal amount of 7.25% Perpetual Capital Securities

20 September 2007

ii

8.	Form of Capital Securities		22

	8.1	Form of Capital Securities	22

9.	Original Issue of Capital Securities		22

	9.1	Original Issue of Capital Securities	22

10.	Winding Up		22

	10.1	Winding Up	22

11.	Satisfaction and Discharge		23

	11.1	Satisfaction and Discharge	23

12.	Taxation; Additional Amounts		23

	12.1	General	23
	12.2	Section 1006 of the Base Indenture	24

13.	Miscellaneous		24

	13.1	Issuance of Definitive Securities	24
	13.2	Ratification of Base Indenture; Sixth Supplemental Indenture Controls	25
	13.3	Trustee Not Responsible for Recitals	25
	13.4	Governing Law	25
	13.5	Severability	25
	13.6	Counterparts	25
	13.7	Paying Agent	25

14.	Definition of Officers’ Certificate Amended		26

Schedule

1.	Form of 7.25% Perpetual Capital Securities		1

iii

SIXTH SUPPLEMENTAL INDENTURE

SIXTH SUPPLEMENTAL INDENTURE dated as of September 21, 2007 (the Sixth Supplemental Indenture)

AMONG:

(1)                                 AEGON N.V., a Netherlands public company with limited liability (AEGON N.V. or the Company), having its principal executive office at AEGONplein 50, 2501 CE, The Hague, The Netherlands;

(2)                               THE BANK OF NEW YORK TRUST COMPANY, a national banking association duly organized and existing under the laws of the United States of America, as Trustee (the Trustee) under the Indenture dated as of October 11, 2001 (the Base Indenture), among the Company, AEGON Funding Corp. (AEGON Funding) and the Trustee (as successor in interest to Citibank, N.A.), as modified by a supplemental indenture dated as of November 14, 2003, a second supplemental indenture dated as of June 1, 2005, a third supplemental indenture dated as of November 23, 2005, a fourth supplemental indenture dated as of December 12, 2005, and a fifth supplemental indenture dated as of June 28, 2006 and as shall be further supplemented by this Sixth Supplemental Indenture (this Sixth Supplemental Indenture together with the Base Indenture, the Indenture); and

(3)                                 CITIBANK, N.A., through its New York branch, which has agreed to act as Paying Agent hereunder.

WHEREAS:

(A)                             the Company, AEGON Funding and Citibank, N.A. executed and delivered the Base Indenture to provide for the future issuance of the Securities to be issued from time to time in one or more series as might be determined under the Base Indenture, in an unlimited aggregate principal amount, which may be authenticated and delivered as provided in the Base Indenture;

(B)                               the Trustee is the successor in interest to Citibank, N.A. under the Indenture pursuant to the terms of the Agreement of Resignation, Appointment and Acceptance dated as of August 21, 2007 by and among the Company, AEGON Funding Corp., the Trustee and Citibank, N.A.;

(C)                               Section 301 of the Base Indenture permits the terms of any series of Securities to be established pursuant to a Board Resolution or in one or more indentures supplemental to the Base Indenture;

(D)                              the Company desires to issue a series of Securities, the terms of which it deems appropriate to set out in this Sixth Supplemental Indenture;

(E)                                pursuant to the terms of the Base Indenture, the Company may issue Securities now and additional Securities of the same or different series at later dates under the Base Indenture, as established by the Company, and the Company desires to initially issue $1,000,000,000 aggregate principal amount of Securities, entitled the 7.25% Perpetual Capital Securities (the Capital Securities) plus up to an additional $150,000,000 if, and to the extent that, the underwriters of the Capital Securities elect to exercise their over-allotment option in whole or in part, the form and substance of such Capital Securities and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture as supplemented by this Sixth Supplemental Indenture;

(F)                                pursuant to Section 301 of the Base Indenture, the Company desires to appoint Citibank, N.A., through its New York branch, to act as Paying Agent with respect to the Capital Securities;

(G)                             the Capital Securities shall be treated as a separate series of Securities in accordance with the terms of the Indenture and for all purposes under the Indenture; and

(H)                              the Company has duly authorized the execution and delivery of this Sixth Supplemental Indenture and requested that the Trustee execute and deliver this Sixth Supplemental Indenture, and all requirements necessary to make this Sixth Supplemental Indenture a valid and binding instrument in accordance with its terms have been done.

NOW THEREFORE, in consideration of the purchase and acceptance of the Capital Securities by the holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Capital Securities and the terms, provisions and conditions thereof, as well as for other purposes set forth herein, the parties hereto hereby agree as follows:

1.                                      DEFINITIONS

1.1                               Definitions of Terms

For all purposes of the Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a)                                 a term defined in the Base Indenture and not otherwise defined herein has the same meaning when used in this Sixth Supplemental Indenture;

(b)                                unless otherwise specified, a reference to a Section or Article is to a Section or Article of this Sixth Supplemental Indenture;

(c)                                 headings are for convenience of reference only and do not affect interpretation; and

(d)                                the following terms have the meanings set forth below for purposes of this Sixth Supplemental Indenture and the Base Indenture as it relates to the series of Capital Securities issued hereunder.

Accrued Interest Payment means, at any time, the amount of interest that has continued to accrue after an Interest Payment Date in respect of (i) an Optionally Deferred Payment, (ii) the failure to make a payment when due on an Interest Payment Date, or (iii) failure to make a payment more than 14 days after its due date due to a Market Disruption Event.

Additional Amounts has the meaning specified in Section 12.1.

Alternative Interest Satisfaction Mechanism has the meaning specified in Article 4.

Base Indenture has the meaning specified in the Preamble.

Base Redemption Price has the meaning specified in Section 3.2.

Business Day means a day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open for general business in New York and Amsterdam.

Capital Adequacy Regulations means, at any time, the regulations, requirements, guidelines, policies or decrees imposing obligations on AEGON N.V., as a holding company, with respect to the maintenance of minimum levels of solvency margins and/or capital adequacy ratios and/or comparable margins or ratios, as well as regarding the supervision thereof by any existing or future regulator having primary supervisory authority with respect to AEGON N.V.

Capital Securities has the meaning specified in the Recitals.

Common Shares means the common shares, par value 0.12 euros per common share, of AEGON N.V.

Deferral Notice has the meaning specified in Section 2.4(d).

Deferred Interest Satisfaction Date means:

(a)                                 the Interest Payment Date following the 19th Business Day after the Required Deferral Condition is no longer met;

(b)                                if other than an Interest Payment Date, the date on which the Company resolves to satisfy a Mandatorily Deferred Payment or Optionally Deferred Payment, as notified by the Company to the Trustee and the holders of Capital Securities; or

(c)                                 the date on which the Company is required to satisfy all Mandatorily Deferred Payments and Optionally Deferred Payments as a result of the occurrence of a Mandatory Payment Event or a Mandatory Partial Payment Event.

Deferred Interest Payment means a Mandatorily Deferred Payment and/or an Optionally Deferred Payment that has not subsequently been satisfied or deferred as provided in Section 2.4.

DTC means The Depository Trust Company.

Existing Capital Securities means three series of the Company’s perpetual capital securities in aggregate principal amounts of €950 million, $500 million and €200 million, respectively, issued under a trust deed dated July 15, 2004 between AEGON N.V., as issuer, and ATC Financial Services B.V., as trustee, together with four series of the Company’s perpetual capital securities in aggregate principal amounts of $1 billion, $500 million, $250 million and $550 million, respectively, issued under the Base Indenture, as modified and supplemented from time to time in connection with the issuance of such securities.

Indenture has the meaning specified in the Recitals.

Interest shall, where appropriate, include Interest Amounts, Mandatorily Deferred Payments, Optionally Deferred Payments and Accrued Interest Payments.

Interest Amount means:

(a)                                 in respect of an Interest Payment, the amount of interest payable on a Capital Security for the relevant Interest Period; and

(b)                                in the event of redemption due to a Tax Event or for regulatory reasons, any interest accrued from (and including) the preceding Interest Payment Date (or, if none, Issue Date) to (but excluding) the due date for redemption, and, if not an Interest Payment Date, as calculated on a 30/360 day basis, but not including the date of redemption.

Interest Payment means, in respect of an Interest Payment Date, the aggregate Interest Amount for the Interest Period ending on such Interest Payment Date.

Interest Payment Date has the meaning specified in Section 2.4(b).

Interest Period has the meaning specified in Section 2.4(c).

Interest Rate has the meaning specified in Section 2.4(a).

Issue Date means September 21, 2007.

Junior Guarantee means any guarantee, indemnity or other contractual support arrangement entered into by the Company in respect of securities (regardless of name or designation) issued by one of the Company’s subsidiaries or Undertakings and ranking, in a winding-up (faillissement or vereffening na ontbinding) or in respect of distributions or payment of dividends or any other payment thereon, after the Capital Securities.

Junior Securities means AEGON N.V.’s Common Shares, any Preferred Shares or any of its other securities which rank after the Capital Securities with respect to distributions on a return of assets in its winding-up (faillissement or vereffening na ontbinding) or in respect of distributions or payment of dividends or any other payments thereon.

Mandatorily Deferred Payment is a payment that the Company is required to defer because the Required Deferred Condition is met.

Mandatory Partial Payment means a Payment in respect of each Capital Security in an amount that results in payment of a proportion of a full Interest Payment on the Capital Security on such Interest Payment Date equal to the proportion of a full payment on the relevant Parity Securities and/or payment on the relevant Parity Guarantee paid on the payment date in respect of the relevant Parity Securities and/or Parity Guarantee immediately preceding such Interest Payment Date.

Mandatory Partial Payment Event has the meaning specified in Section 2.5(c).

Mandatory Payment Event has the meaning specified in Section 2.5(b).

Market Disruption Event means:

(a)                                 the occurrence or existence of any suspension of or limitation imposed on trading by reason of movements in price exceeding limits permitted by the Relevant Stock Exchange or on settlement procedures for transactions in the Payment Capital Securities on the Relevant Stock Exchange if, in any such case, that suspension or limitation is material in the context of the offering or delivery of the Payment Capital Securities;

(b)                                in the opinion of the Company, there has been a substantial deterioration in the price and/or value of the Payment Capital Securities or circumstances are such as to prevent or to a material extent restrict the issue or delivery of the Payment Capital Securities;

(c)                                 where, pursuant to the terms of the Indenture, monies are required to be converted from one currency into another currency in respect of any payment, the occurrence of any event that makes it impracticable to effect such conversion; or

(d)                                where, in the opinion of the Company, there will have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in the Company’s view be likely to prejudice materially the success of the offering and distribution of the Payment Capital Securities or dealings in the Payment Capital Securities in the secondary market, if any.

Non-Callable Securities means subordinated perpetual non-cumulative securities that are not callable at the option of the Company (and, in addition after the Company becomes subject to Capital Adequacy Regulations, qualify as “own funds” or, if “own funds” is subdivided into tiers, core capital (Tier 1 capital or equivalent)) and that rank in a winding-up (faillissement or vereffening na ontbinding) effectively, from a financial point of view, equally with Common Shares.

Optionally Deferred Payment is a payment that the Company elects to defer pursuant to Section 2.4(f).

Outstanding Payment means:

(a)                                 in relation to any Interest Payment, any Deferred Interest Payment or Interest Amount not falling within the definition of Interest Payment, that such payment (i) has either become due and payable or would have become due and payable except for the non-satisfaction on the Relevant Date due to (A) a failure to meet the conditions of payment pursuant to Section 2.4(g) or (B) the deferral, postponement or suspension of such payment due to a Required Deferral Condition, as a result of an election by the Company to defer such payment pursuant to Section 2.4(f) or as a result of the limitations described under Section 4.7, or (C) failure to make a payment more than 14 days after its due date due to a Market Disruption Event; and (ii) in any such case has not been satisfied; and

(b)                                in relation to any Accrued Interest Payment, any amount thereof which has not been satisfied whether or not payment has become due.

Parity Guarantee means any guarantee, indemnity or other contractual support arrangement the Company enters into with respect to securities (regardless of name or designation) issued by any of the Company’s subsidiaries or Undertakings that rank in its winding-up (faillissement or vereffening na ontbinding) or in respect of distributions or payments thereon equally with the Capital Securities.

Parity Securities means, in respect of the Company, any securities that rank equally with the Capital Securities with respect to distributions on a return of assets in its winding-up (faillissement or vereffening na ontbinding) or in respect of distribution or payment of any amounts thereunder by the Company. For the avoidance of doubt, the Capital Securities rank equally with the Existing Capital Securities.

Paying Agent means Citibank, N.A. as paying agent in relation to the Capital Securities, or its successor or successors for the time being appointed in accordance with the terms of the Indenture.

Payment means any Interest Payment, Mandatorily Deferred Payment, Optionally Deferred Payment, Accrued Interest Payment, payment of the Base Redemption Price or Interest Amount not falling within the definition of Interest Payment.

Payment Capital Securities means (i) Common Shares, or (ii) any Non-callable Securities, in each case which the Company may issue as part of the Alternative Interest Satisfaction Mechanism as described in Article 4.

Payment Default has the meaning specified in Section 5.1(a).

Payment Event has the meaning specified in Section 5.1(c).

Preferred Shares means the preferred shares of AEGON N.V.

Regular Record Date means the March 1, June 1, September 1 or December 1, as applicable, immediately preceding an Interest Payment Date.

Regulatory Event means that the Company is subject to supervision by any existing or future regulator pursuant to law or regulation and that its solvency margin, capital adequacy ratios or comparable margins or ratios under the Capital Adequacy Regulations are, or as a result of a Payment would become, less than the relevant minimum requirements of such regulator pursuant to the Capital Adequacy Regulations.

Relevant Date means:

(a)                                 in respect of any payment other than a Winding-Up Claim, the date on which such payment first becomes due and payable but, if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such date, the Relevant Date means the date on which such monies will have been so received and notice to that effect will have been given to the holders in accordance with Section 106 of the Base Indenture; and

(b)                                in respect of a Winding-Up Claim, the date which is one day prior to the commencement of the winding-up.

Relevant Stock Exchange means the exchange or quotation system on which the Payment Capital Securities may have their primary listing from time to time.

Required Deferral Condition means the Company (a) is not Solvent or making the relevant Payment will result in the Company becoming not Solvent or (b) is subject to a Regulatory Event or making the relevant Payment will result in the Company becoming subject to a Regulatory Event.

Securities has the meaning set forth in the Base Indenture.

Senior Creditors means all the present and future creditors of the Company:

(a)                                 who are unsubordinated creditors;

(b)                                whose claims are, or are expressed to be, subordinated (whether only in the event of a winding-up (faillissement or vereffening na ontbinding) or otherwise) only to the claims of the Company’s unsubordinated creditors; and

(c)                                 who are subordinated creditors, other than those whose claims are, or are expressed to rank, equally with, or junior to, the claims of holders of Capital Securities.

Senior Debt means indebtedness of the Company held by one or more of its Senior Creditors as Senior Creditors.

Shareholders’ Equity means the shareholders’ equity as stated in the Company’s audited consolidated financial statements and as explained in the notes thereto.

Solvent means the Company is (a) able to pay its debts to Senior Creditors as they become due and (b) the Company’s assets exceed the sum of its liabilities (other than its liabilities to persons who are not Senior Creditors). For these purposes, assets refers to the Company’s non-consolidated gross assets and liabilities means its non-consolidated gross liabilities, in each case as shown by the Company’s then latest published audited balance sheet but adjusted for contingencies and for subsequent events and to such extent as the board of directors, the auditors or, as the case may be, the liquidator may determine to be appropriate.

Substitution Event means that the Company is subject to supervision by any existing or future regulator pursuant to law or regulation and that its solvency margin, capital adequacy ratios or comparable margins or ratios under the Capital Adequacy Regulations are or become less than the relevant minimum requirements of such regulator pursuant to the Capital Adequacy Regulations.

Tax Event has the meaning specified in Section 3.3.

Undertaking means a corporate body, partnership, limited partnership, cooperative or an incorporated association carrying on a trade or business with or without a view to profit in which the Company has a direct or indirect financial, commercial or contractual majority interest.

Winding-Up Claim means amounts in respect of principal or payments in respect of which the conditions of payment pursuant to Section 2.4(g) are not satisfied on the date upon which the same would otherwise be due and payable by the Company in its winding-up (faillissement or vereffening na ontbinding) (upon dissolution or otherwise) and on any redemption pursuant to Article 3. A Winding-Up Claim will not bear interest.

2.                                      GENERAL TERMS AND CONDITIONS OF THE CAPITAL SECURITIES

2.1                               Designation and Principal Amount

The aggregate principal amount of Capital Securities of any series which may be authenticated and delivered under this Indenture is unlimited.

2.2                               Maturity

The Capital Securities are perpetual securities and shall have no fixed maturity or mandatory redemption date provided that the Company shall have the right to redeem the Capital Securities in accordance with Article 3.

2.3                               Form, Issuance, Registration and Exchange

The Capital Securities shall:

(a)                                 be issued as Securities in minimum denominations of $25.00 and integral multiples thereof represented by one or more Global Securities, and shall not be exchangeable for definitive securities except in the limited circumstances as provided in Section 13.1; and

(b)                                be issued as Global Securities deposited with or on behalf of DTC or its nominee and registered in the name of Cede & Co., as nominee of DTC; provided, however, (i) such Global Securities may not be transferred except as a whole by DTC to a nominee or a successor of DTC, unless and until the Capital Securities are exchanged for definitive securities in the limited instances as provided Section 13.1; (ii) beneficial interests in Global Securities will be shown on, and transfers thereof will be effected only through, the book-entry records of DTC and its direct or indirect participants; and (iii) so long as DTC, or its nominee, is the holder of the Global Securities, it will be considered the sole holder of the Global Securities for all purposes under the Indenture.

2.4                               Payments

(a)                                 Interest Rate.  The Capital Securities shall bear Interest from the Issue Date at a fixed rate per annum on their outstanding principal amount equal to 7.25% (the Interest Rate). Interest will be computed and paid on the basis of a 360-day year consisting of 12 months of 30 days each.

(b)                                Interest Payment Dates.  Subject to the provisions herein, Interest shall be payable from September 21, 2007 or from the most recent Interest Payment Date to which Interest on such Capital Security has been paid or duly provided for until the principal amount of the Capital Security is paid or duly made available for payment quarterly in arrears on March 15, June 15, September 15 and December 15 in each year, commencing on December 15, 2007, each such date an Interest Payment Date.  If any Interest Payment Date or the redemption date of the Capital Securities falls on a day that is not a Business Day, the Company shall make the required payment on the next succeeding Business Day, and no additional Interest shall accrue in respect of the payment made on that next succeeding Business Day.

(c)                                 Interest Period.  Subject to the conditions contained in the Indenture, the Company shall make Interest Payments in an amount equal to the Interest accrued from (and including) the immediately preceding Interest Payment Date in respect of which Interest has been paid or from (and including) the date of issue, if no Interest has been paid, to (but excluding) the next succeeding applicable Interest Payment Date (each, an Interest Period).  The Company shall make the Interest Payments through the Paying Agent to the person in whose name the Capital Security is registered on the Regular Record Date.  Each Capital Security shall cease to bear Interest from the due date for redemption, if any, unless, upon due presentation, payment of principal is improperly withheld or refused. In such event, it shall continue to bear Interest at the Interest Rate as provided herein.

(d)                                Required Deferral of Payments Before the Company is Subject to Capital Adequacy Regulations

(i)                                    Except as required by Section 2.5, if, prior to such date as the Company becomes subject to Capital Adequacy Regulations, on the 20th Business Day preceding the date on which any Payment (not including principal) would otherwise be due and payable, the Company determines that it is not Solvent or that payment of the relevant Payment or part thereof would result in it becoming not Solvent, the Company shall defer such Payment or such part thereof, as the case may be, by giving notice to the Trustee and the holders of Capital Securities. Such deferred interest payment (together with any required deferral due to a Regulatory Event (as described below)), shall constitute a Mandatorily Deferred Payment and such notice as well as any similar notice given in the event of a Mandatorily Deferred Payment due to the occurrence of a Regulatory Event or an Optionally Deferred Payment (as described below) shall constitute a Deferral Notice.  A Deferral Notice shall be given not less than 16 Business Days prior to the Payment due date. This required deferral is subject to the Alternative Interest Satisfaction Mechanism.

(ii)                                If, after the Company defers a Payment for the reason specified in subparagraph (i) immediately above, the relevant Required Deferral Condition is no longer met on the 20th Business Day preceding any subsequent Interest Payment Date, then the Company shall satisfy such Payment on the relevant Deferred Interest Satisfaction Date by giving notice, not less than 16 Business Days prior to the Deferred Interest Satisfaction Date, to the Trustee and the holders of Capital Securities that it will satisfy such Payment on such date.

(iii)                            The Company shall not satisfy such Payment on the relevant Deferred Interest Satisfaction Date referred to above, if:

(A)                             it has previously elected to satisfy such Payment earlier (provided that, at the time of satisfying such Payment, the relevant Required Deferral Condition is no longer met) by delivering a notice to the Trustee and the holders of Capital Securities not less than 16 Business Days prior to the relevant Deferred Interest Satisfaction Date that the Company will satisfy such Payment on such date; or

(B)                              the Company validly elects to use its right to optionally defer any such Payment that would otherwise have been required to be paid on such Deferred Interest Satisfaction Date pursuant to Section 2.4(f).

(iv)                           The Company may only satisfy its obligation to pay a Mandatorily Deferred Payment in accordance with the Alternative Interest Satisfaction Mechanism. A Mandatorily Deferred Payment shall not accrue interest, except as provided in Article 4.

(e)                                 Required Deferral of Payments After the Company Becomes Subject to Capital Adequacy Regulations

(i)                                    Except as required by Section 2.5, if, after such date as the Company becomes subject to Capital Adequacy Regulations, on the 20th Business Day preceding the date on which any Payment (not including principal) would otherwise be due and payable, the Company determines that it is subject to a Regulatory Event or that Payment of the relevant Payment or part thereof would result in it becoming subject to a Regulatory Event, the Company shall defer such Payment or such part thereof, as the case may be, by giving a Deferral Notice to the Trustee and the holders of Capital Securities. A Deferral Notice must be given not less than 16 Business Days prior to the Payment due date.

If, after the Company defers a Payment for this reason, the relevant Required Deferral Condition is no longer met on the 20th Business Day preceding any subsequent Interest Payment Date, then it shall satisfy such Payment on the relevant Deferred Interest Satisfaction Date by giving notice, not less than 16 Business Days prior to the Deferred

Interest Satisfaction Date, to the Trustee and the holders of Capital Securities that it will satisfy such Payment on such date.

(ii)                               The Company shall not satisfy such Payment on the relevant Deferred Interest Satisfaction Date referred to above, if:

(A)                             the Company has previously elected to satisfy such Payment earlier (provided that, at the time of satisfying such Payment, the relevant Required Deferral Condition is no longer met) by delivering a notice to the Trustee and the holders of Capital Securities not less than 16 Business Days prior to the relevant Deferred Interest Satisfaction Date that it will satisfy such Payment on such date; or

(B)                              the Company validly elects to use its right to optionally defer any such Payment that would otherwise have been required to be paid on such Deferred Interest Satisfaction Date pursuant to Section 2.4(h).

(iii)                            The Company may only satisfy its obligations to pay a Mandatorily Deferred Payment in accordance with the Alternative Interest Satisfaction Mechanism. A Mandatorily Deferred Payment shall not accrue interest, except as provided in Article 4.

(f)                                   Optionally Deferred Payment

(i)                                    Subject to the conditions contained in Section 2.5 below, the Company may at any time in its sole discretion and for any reason defer all or part of any Payment that would in the absence of deferral be due and payable by giving a Deferral Notice to the Trustee and the holders of Capital Securities not less than 16 Business Days prior to the relevant due date. The Company shall then, subject to the absence of a Required Deferral Condition, satisfy any such Optionally Deferred Payment at any time by means of an issuance of Payment Capital Securities in accordance with the Alternative Interest Satisfaction Mechanism, upon delivery of a notice to the Trustee and the holders of Capital Securities, not less than 16 Business Days prior to the relevant Deferred Interest Satisfaction Date, informing them of the Company’s election to so satisfy such Payment and specifying the relevant Deferred Interest Satisfaction Date.

(ii)                               Optionally Deferred Payments will bear interest at the Interest Rate from (and including) the date on which, but for such deferral, the Optionally Deferred Payment would otherwise have been due to be made to (but excluding) the relevant Deferred Interest Satisfaction Date.

(g)                                Conditions of Payment

(i)                                    Before the Company becomes subject to Capital Adequacy Regulations, any Payment relating to the Capital Securities (or use of the proceeds of the issue of Payment Capital Securities in accordance with the Alternative Interest Satisfaction Mechanism) shall be made only if the Company is Solvent at the time of payment (or at the time of using the proceeds of the issue of such Payment Capital Securities). The Company shall make no Payment relating to the Capital Securities (nor use any proceeds of the issue of Payment Capital Securities in accordance with the Alternative Interest Satisfaction Mechanism)

unless the Company would still be Solvent immediately after such Payment (or use of the proceeds of such Payment Capital Securities). The Company’s redemption or purchase of the Capital Securities constitutes a payment that is subject to this condition.

(ii)                                After the Company becomes subject to Capital Adequacy Regulations, any Payment relating to the Capital Securities (or use of the proceeds of the issue of Payment Capital Securities in accordance with the Alternative Interest Satisfaction Mechanism) shall be made only if the Company is not subject to a Regulatory Event at the time of payment (or at the time of using the proceeds of the issue of such Payment Capital Securities). The Company shall make no Payment relating to the Capital Securities (nor use any proceeds of the issue of Payment Capital Securities in accordance with the Alternative Interest Satisfaction Mechanism) unless it is not subject to a Regulatory Event and could make the Payment (or use of the proceeds of such Payment Capital Securities) and still not be subject to a Regulatory Event thereafter. The Company’s redemption or purchase of the Capital Securities constitutes a payment that is subject to this condition.

(iii)                            Winding-Up Claim

A Winding-Up Claim shall be payable by the Company in its winding-up (faillissement or vereffening na ontbinding) as provided in Section 10.1.

(iv)                            Set-Off

By purchasing Capital Securities, the holders of Capital Securities and the Trustee will be deemed to have waived any right of set off, counterclaim or combination of accounts with respect to the Capital Securities or the Indenture (or between the Company’s obligations regarding the Capital Securities and any liability owed by a holder or the Trustee to the Company) that the holders of Capital Securities or the Trustee might otherwise have against the Company. Each holder will, by virtue of holding any Capital Security, be deemed to have waived all such rights of set-off.

(h)                                Deferral Notice

The Company shall give a Deferral Notice in the case of a Required Deferral Condition and may give a Deferral Notice, in its sole discretion and for any reason, in the case of an Optionally Deferred Payment, except that any such Deferral Notice as to a payment required to be paid pursuant to a Mandatory Payment Event or Mandatory Partial Payment Event pursuant to Section 2.5(a) below shall have no force or effect.

2.5                               Mandatory Payment Events; Mandatory Partial Payment Events

The Company will be required to make payments on the Capital Securities in the following circumstances:

(a)                                 If a Mandatory Payment Event or Mandatory Partial Payment Event occurs then all Mandatorily Deferred Payments and Optionally Deferred Payments shall become mandatorily due and payable in full on the date of the event, notwithstanding any further Deferral Notice or an occurrence or continuance of a Required Deferral Condition.  Notwithstanding any provision to the contrary herein, the Company shall only satisfy its obligations to pay such Mandatorily Deferred Payments and Optionally Deferred Payments in accordance with the provisions of the

Alternative Interest Satisfaction Mechanism.  The Company shall promptly notify the Trustee of the occurrence of any Mandatory Payment Event or Mandatory Partial Payment Event.

(b)                                If a Mandatory Payment Event occurs, then the Interest Payments payable on the next four consecutive Interest Payment Dates, the next two consecutive Interest Payment Dates or the next Interest Payment Date, as the case may be, following the Mandatory Payment Event, depending on whether the Junior Security, the Parity Security or the security benefiting from a Junior Guarantee or a Parity Guarantee pays dividends or income distributions on an annual basis, a semi-annual basis or a quarterly basis, as the case may be, shall be mandatorily due and payable in full on the relevant Interest Payment Dates. The Company may, but shall not be required to, satisfy its obligation to make the Interest Payment payable on such Interest Payment Date in accordance with the Alternative Interest Satisfaction Mechanism.

A Mandatory Payment Event occurs if:

(i)                                  the Company declares, pays or distributes a dividend or makes a payment (other than a dividend in the form of Common Shares) on any of its Junior Securities or makes a payment on a Junior Guarantee;

(ii)                               any of the Company’s subsidiaries or Undertakings, declares, pays or distributes a dividend on any security issued by it benefiting from a Junior Guarantee or makes a payment (other than a dividend in the form of Common Shares) on any security issued by it benefiting from a Junior Guarantee;

(iii)                            the Company or any of its subsidiaries or Undertakings redeems, purchases or otherwise acquires for any consideration any of the Company’s Junior Securities, Parity Securities or securities issued by any of its subsidiaries or Undertakings benefiting from a Junior Guarantee or Parity Guarantee, other than:

(A)                            by conversion into or in exchange for its Common Shares;

(B)                              in connection with transactions effected by or for the account of its customers or customers of any of its subsidiaries or in connection with the distribution, trading or market making activities in respect of those securities;

(C)                              in connection with its satisfaction of the Company’s, or the satisfaction by any subsidiary of the Company of its, obligations under any of the Company’s or any subsidiary of the Company’s employee benefit plans or similar arrangements with or for the benefit of employees, officers, directors or consultants of the Company or any of its subsidiaries;

(D)                             as a result of a reclassification of the Company or any of its subsidiaries or the exchange or conversion of one class or series of capital stock for another class or series of capital stock; or

(E)                               the purchase of fractional interests in shares of the Company’s capital stock or the capital stock of any of its subsidiaries pursuant to the conversion or exchange provisions of that capital stock (or the security being converted or exchanged); or

(iv)                             any moneys are paid to or made available for a sinking fund or for redemption of any Junior Securities, Parity Securities or any securities issued by any of its subsidiaries or Undertakings benefiting from a Junior Guarantee or Parity Guarantee;

except in the cases described in (i) through (iv) above where it concerns a payment, purchase or redemption that the Company is obliged to make pursuant to its Articles of Association as they read prior to the relevant deferral or equity swap, forward, repo or equity derivative transactions it concludes prior to the relevant deferral.

(c)                                 If a Mandatory Partial Payment Event occurs, then Mandatory Partial Payments shall be mandatorily due and payable in respect of each Capital Security. Such Mandatory Partial Payments will be payable on the next four consecutive Interest Payment Dates, the next two consecutive Interest Payment Dates or the next Interest Payment Date, as the case may be, after the occurrence of such Mandatory Partial Payment Event, depending on whether the Parity Securities pay dividends or income distributions on an annual basis, a semi-annual basis or a quarterly basis, as the case may be. The Company may, but will not be required to, satisfy its obligation to pay any Mandatory Partial Payments in accordance with the Alternative Interest Satisfaction Mechanism.

A Mandatory Partial Payment Event occurs if:

(i)                                   the Company declares, pays or distributes a dividend or makes a payment on any of its Parity Securities or makes any payment on any of its Parity Guarantees (except where it concerns a payment, purchase or redemption that the Company is obliged to make pursuant to its Articles of Association as they read prior to the relevant deferral or equity swap, forward, repo or equity derivative transactions concluded by the Company prior to the relevant deferral); or

(ii)                                any of its subsidiaries or Undertakings declares, pays or distributes a dividend on any security issued by it benefiting from a Parity Guarantee or makes a payment on any security issued by it benefiting from a Parity Guarantee.

3.                                      REDEMPTION, CONVERSION, SUBSTITUTION AND PURCHASES

3.1                               General

Any redemption made in accordance with this Article 3 shall be made in accordance with Section 1102 and Sections 1104 through Section 1106 of the Base Indenture.

3.2                               Optional Redemption

Subject to Section 2.4(g), the Company may redeem the Capital Securities in whole (but not in part) at its option, on December 15, 2012, or on any Interest Payment Date thereafter at their aggregate principal amount together with Outstanding Payments due through the date of redemption, together the Base Redemption Price.  The Capital Securities are not redeemable at the option of the holder of a Capital Security at any time.

3.3                               Redemption for Tax Reasons

(a)                                 The Company may, by giving notice of redemption, redeem in whole (but not in part) the Capital Securities at their Base Redemption Price if a Tax Event occurs. A Tax Event will occur if the Company determines that immediately prior to the giving of the notice referred to below, on the next Interest Payment Date any of the following would occur or be occurring.

(i)                                  The Company would, for reasons outside its control, be unable to make such Payment without being required to pay Additional Amounts and the Company cannot avoid the requirement or circumstance by taking measures as it (acting in good faith) deems appropriate.

(ii)                               Payments of amounts in respect of interest on the Capital Securities, including, for the avoidance of doubt, the issue of Payment Capital Securities pursuant to the Alternative Interest Satisfaction Mechanism, may be treated as “distributions” within the meaning of Section II of the Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965; or such other provision as may from time to time supersede or replace Section II of the Dividend Withholding Tax Act 1965 for the purposes of such definition) and the Company cannot avoid the requirement or circumstance by taking such measures as it (acting in good faith) deems appropriate.

(iii)                            As a result of any proposed change or amendment to the laws of the Netherlands, or any proposed change in the application of official or generally published interpretation of such laws, or any interpretation or pronouncement by any relevant tax authority that provides for a position with respect to such law or regulations that differs from the previously generally accepted position in relation to similar transactions or which differs from any specific written confirmation given by a tax authority in respect of the Capital Securities, which change or amendment becomes, or would become, effective, or in the case of a change or proposed change in law if such change is enacted (or, in the case of a proposed change, is expected to be enacted) by Act of Parliament or made by Statutory Instrument on or after June 21, 2006, there is more than an insubstantial risk that the Company will not obtain substantially full relief for the purposes of Dutch corporation tax for any payment of interest including, for the avoidance of doubt, where the payment of interest is to be satisfied by the issue of Payment Capital Securities pursuant to the Alternative Interest Satisfaction Mechanism and it cannot avoid this risk by taking such measures as it (acting in good faith) deems appropriate.

(b)                                Upon the occurrence of a Tax Event, the Company is required, before it gives a notice of redemption in accordance with Section 3.5, to deliver to the Trustee a written legal opinion of independent Netherlands counsel of recognized standing, selected by the Company, in a form satisfactory to the Trustee confirming that such Tax Event has occurred. The Trustee will accept such opinion as sufficient evidence of the conditions set out above, in which event it will be conclusive and binding on the holders of Capital Securities.

3.4                               Redemption, Conversion or Exchange for Regulatory Reasons

If, at any time after the Company becomes subject to Capital Adequacy Regulations, the relevant regulator has determined that securities of the nature of the Capital Securities do not qualify as “own funds” or, if “own funds” is subdivided into tiers, “core capital” (Tier 1 capital or equivalent), for the purposes of determination of such Capital Adequacy Regulations, then:

(a)                                 the Company may at any time, by giving notice of redemption, redeem in whole (but not in part) the Capital Securities at their Base Redemption Price; or

(b)                                subject to compliance with applicable regulatory requirements, the Company may at any time convert or exchange the Capital Securities in whole (but not in part) into or for another series of its capital securities having effectively, from a financial point of view, materially the same terms as the Capital Securities, except that such capital securities may have a non-cumulative character and may or may not have an alternative interest satisfaction mechanism. Any conversion or exchange of the Capital Securities into another series of capital securities as described herein will be made on not less than 30 nor more than 60 days’ notice before the applicable conversion date to the holders of the Capital Securities and the Trustee. The Company is permitted to satisfy its obligation to pay any Mandatorily Deferred Payment or Optionally Deferred Payment due upon conversion or exchange or thereafter only in accordance with the Alternative Interest Satisfaction Mechanism pursuant to Article 4. To the extent such Deferred Interest Payments are not satisfied at the time of conversion or exchange, such new series of capital securities shall preserve any existing rights under the Capital Securities to any Deferred Interest Payment or any other accrued interest which has not been satisfied.

Prior to the publication of any notice of conversion or exchange pursuant to the foregoing provisions, the following conditions shall be satisfied: (i) the Company shall first deliver to the Trustee a certificate, signed by a duly authorized officer of the Company, certifying that the securities to be offered on conversion or in exchange for the Capital Securities have effectively, from a financial point of view, materially the same terms as the Capital Securities and (ii) to the extent that distributions on the Capital Securities are eligible to be treated as “qualified dividend income” for U.S. Federal income tax purposes by a particular holder immediately prior to the conversion or exchange date, dividends paid to such holder with respect to the securities will be so eligible.

3.5                               Notice of Redemption

Before the Company may redeem the Capital Securities, it must give not less than 30 nor more than 60 days’ notice before the applicable redemption date to the Trustee and holders thereof. Any notice of redemption is irrevocable and must be given in accordance with Sections 1102 and 1104 of the Base Indenture.  If the redemption price in respect of the Capital Securities is improperly withheld or refused and is not paid by the Company, interest on the Capital Securities will continue to be payable until the redemption price is actually paid.

3.6                               Substitution Event

If at any time a Substitution Event has occurred and is continuing, subject to compliance with applicable regulatory requirements, the Company may cause substitution of all, but not part, of the Capital Securities for another series of capital securities having effectively, from a financial point of view, materially the same terms as the Capital Securities, except that such securities may have a non-cumulative character and may or may not have an alternative interest satisfaction mechanism. Any substitution of another series of capital securities for the Capital Securities as described herein will be made on not less than 30 nor more than 60 days’ notice before the applicable substitution date to the holders of the Capital Securities and the Trustee. To the extent any Deferred Interest Payments are not satisfied at the time of substitution, such new series of capital securities shall preserve any existing rights under the Capital Securities to any Deferred Interest Payments or any other accrued interest which has not been satisfied.

Prior to the publication of any notice of substitution pursuant to the foregoing provisions, the following conditions shall be satisfied: (i) the Company shall first deliver to the Trustee a certificate, signed by a duly authorized officer of the Company, certifying that the securities to be offered in substitution for the Capital Securities have effectively, from a financial point of view, materially the same terms as the Capital Securities and (ii) to the extent that distributions on the Capital Securities are eligible to be treated as “qualified dividend income” for U.S. Federal income tax purposes by a particular holder immediately prior to the conversion or exchange date, dividends paid to such holder with respect to the securities will be so eligible.

3.7                               Purchases

The Company may purchase on the open market at any time Capital Securities in any manner and at any price. Purchased Capital Securities may be held, resold or, at its option, cancelled, as provided in Section 3.7.

3.8                               Cancellation

Cancellation of any Capital Securities so redeemed by the Company will be effected by reducing the principal amount of the Global Securities, and any Capital Securities so cancelled may not be reissued or resold and the Company’s obligations in respect of any such cancelled Capital Securities will be discharged.

3.9                               Intention to Replace

If the Company redeems Capital Securities for any reason in accordance with this Article 3, the Company or its subsidiaries intend to have raised funds in the six (6) months preceding such redemption through the issuance, in an aggregate amount at least equal to the aggregate principal amount outstanding of the relevant series of Capital Securities, of any class of shares or any class of securities, the conditions of which are substantially similar to the Capital Securities so replaced in relation to maturity, settlement, deferral of payments and replacement, such that these shares or securities have at least the same equity-like characteristics.

4.                                      ALTERNATIVE INTEREST SATISFACTION MECHANISM

4.1                               General

The Company must satisfy any Mandatorily Deferred Payments and any Optionally Deferred Payments (with any interest accrued thereon, as applicable) using proceeds raised by the Alternative Interest Satisfaction Mechanism. In addition, the Company may elect at any time to satisfy its obligation to make any other Payment (other than a payment of principal) to holders of Capital Securities by using the Alternative Interest Satisfaction Mechanism.

4.2                               Notice of Exercise of Alternative Interest Satisfaction Mechanism

If the Company uses the Alternative Interest Satisfaction Mechanism, it will notify the Trustee not less than 16 Business Days prior to the relevant Interest Payment Date or Deferred Interest Satisfaction Date.

4.3                               Issue of Payment Capital Securities

If the Company satisfies any Payment in accordance with the Alternative Interest Satisfaction Mechanism then, subject to the conditions in Sections 4.5 and 4.7, the following shall occur.

(a)                                 By close of business on or before the seventh Business Day prior to the relevant Interest Payment Date or Deferred Interest Satisfaction Date the Company shall have authorized for issue such number or amount of Payment Capital Securities as, in its determination, have a market value (after conversion from euro into U.S. dollars, if applicable) of not less than the relevant Payment to be satisfied.

(b)                                If, after the operation of the above procedures, there would, in the Company’s opinion, be a shortfall on the date on which the relevant Payment is due, the Company shall issue further Payment Capital Securities to ensure that a sum at least equal to the relevant Payment is available to make the Payment in full on the relevant due date, provided that if, despite these efforts, such a shortfall exists on the relevant due date the Company shall continue to issue Payment Capital Securities until the Trustee shall have received funds equal to the full amount of such shortfall.

4.4                               Receipt of Cash Proceeds in Respect of Issue of Payment Capital Securities to be Used to Satisfy Payment

If the Company elects or if it is required to make a Payment hereunder by using the proceeds of an issue of Payment Capital Securities, and, in accordance with its obligations under this Indenture, issues such Payment Capital Securities, the Company shall, subject to Section 2.4(g), use the cash proceeds the Company receives on the sale of the Payment Capital Securities to satisfy the relevant Payment or, as the case may be, the relevant part of such Payment. The Company will transfer the cash proceeds (or such amount of cash proceeds as is necessary (after conversion from euro to U.S. dollars) to make the relevant Payment) to the Paying Agent on the Business Day preceding the relevant payment date for payment by the Paying Agent, on the relevant payment date, towards the relevant Payments to be satisfied.  The Paying Agent shall pay to the holders of Capital Securities the proceeds of the sale of Payment Capital Securities in respect of the relevant Payment.

4.5                               Market Disruption

(a)                                 Notwithstanding the provisions of Section 4.3, if, in the Company’s opinion, a Market Disruption Event exists on or after the 15th Business Day preceding any date upon which a Payment or part thereof is due to be made or satisfied using the Alternative Interest Satisfaction Mechanism, then the Company may give notice to the Trustee and the holders of Capital Securities as soon as possible after the Market Disruption Event has arisen or occurred, whereupon the relevant Payment will be deferred until such time as, in the Company’s opinion, the Market Disruption Event no longer exists.

(b)                                Any such Deferred Interest Payment or part thereof will be satisfied as soon as practicable after the Market Disruption Event no longer exists. The Company shall notify the Trustee of the date on which such Deferred Interest Payment or part thereof will be satisfied and the Trustee shall provide notice to the Company of the amount of any Accrued Interest Payments, if any, payable in connection with such Deferred Interest Payment.  The Company shall then notify the Paying Agent and the holders of the Capital Securities in accordance with Section 106 of the Base

Indenture of the date on which such Deferred Interest Payment or part thereof will be satisfied and the amount of any Accrued Interest Payments, if any, payable in connection with such Deferred Interest Payment.

(c)                                 Except as provided in the next sentence, interest will not accrue on such Deferred Interest Payment or part thereof, however, during a Market Disruption Event. If the Company does not make the relevant Payment or part thereof for a period of 14 days or more after its due date, even if the Market Disruption Event is continuing, interest will accrue on such Deferred Interest Payment or part thereof from (and including) the date on which the relevant Payment or part thereof was due to be made to (but excluding) the date on which such Payment or part thereof is made. Any such interest shall accrue at the Interest Rate and shall be satisfied only in accordance with the Alternative Interest Satisfaction Mechanism pursuant to this Article 4 and as soon as reasonably practicable after the relevant Deferred Interest Payment is made. No liability will attach to the Trustee or its agents if, as a result of a Market Disruption Event or any other event outside the control of the Trustee or any such agent, the Trustee or any such agent is unable to comply with its duties in connection with any payment made pursuant to the Alternative Interest Satisfaction Mechanism.

4.6                               Certification to Trustee

The Company shall certify to the Trustee that the proceeds used to make any Mandatorily Deferred Payments or Optionally Deferred Payments have been funded through the issue of Payment Capital Securities that will provide the cash amount due in respect of the Mandatorily Deferred Payments or Optionally Deferred Payments.

4.7                               Limitations in Connection with the Alternative Interest Satisfaction Mechanism

The Company may, for purposes of satisfying any Deferred Interest Payment in accordance with the Alternative Interest Satisfaction Mechanism, only sell such number of Payment Capital Securities in any 12-month period (a) as, in the case of Common Shares, does not exceed 2% of the Company’s Common Shares outstanding on the relevant date, or (b) in the case of Non-callable Securities, the aggregate principal amount of which does not exceed (i) 2% of the value of the Company’s Shareholders’ Equity as per the Company’s audited consolidated balance sheet as at December 31 for the fiscal year immediately preceding such issuance and (ii) 25% of the aggregate principal amount of the Capital Securities issued hereunder. For the avoidance of doubt, any Deferred Interest Payments not satisfied shall not be cancelled but remain outstanding and become due and payable at redemption or in the Company’s winding-up (faillissement or verefeening na ontbinding); provided, however, that the Company’s obligations in respect of an amount of principal under the Capital Securities equal to the unsatisfied part of any Deferred Interest Payments shall be further subordinated as described in Section 10.1 below.

4.8                               Alternative Interest Satisfaction Mechanism Period

The Company will use its best efforts to satisfy any Deferred Interest Payment within five years (the Alternative Interest Satisfaction Mechanism Period) following the relevant Deferred Interest Satisfaction Date by way of the Alternative Interest Satisfaction Mechanism Period as described in and subject to the provisions of this Article 4. If at the end of any Alternative Interest Satisfaction Mechanism Period in respect of any Deferred Interest Payment the Company has been unable to satisfy such Deferred Interest Payment in full by way of the Alternative Interest Satisfaction Mechanism, the

Company’s obligations to satisfy such Deferred Interest Payment or part thereof will continue to exist, subject to Section 2.4(g), Article 6 and Article 10.

5.                                      REMEDIES

5.1                               Defaults; Collection of Indebtedness and Suits for Enforcement by Trustee

(a)                                 Payment Default, whenever used herein with respect to the Capital Securities, means solely the following event (regardless of the reason for the Payment Default and whether it is voluntary, involuntary or is effected by operation of law pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

the Company fails to pay or set aside for payment the amount due to satisfy any payment on the Capital Securities when due, and such failure continues for 14 days; provided that a Payment Event shall not constitute a Payment Default.

(b)                                If a Payment Default occurs and is continuing with respect to the Capital Securities, the Trustee may pursue all legal remedies available to it including judicial proceedings in the Netherlands (but not elsewhere) for the collection of the sums due and unpaid or its winding-up (faillissement or vereffening na ontbinding), but the Trustee may not declare the principal amount of any outstanding Capital Security to be due and payable.

(c)                                 A Payment Event (and not a Payment Default) shall occur if at the end of the 14-day period set forth in Section 5.1(a) the Company fails to make such payment as a result of the existence of a Required Deferral Condition.

If a Payment Event occurs and is continuing, the Trustee may institute winding-up proceedings (faillissement or vereffening na ontbinding) exclusively in the Netherlands, but may not pursue any other legal remedy, including a judicial proceeding for the collection of the sums due and unpaid.

(d)                                In the case of a Mandatory Payment Event or Mandatory Partial Payment Event, requiring payment of Interest on a succeeding Interest Payment Date, if the Company fails to make such mandatory payment of Interest as a result of:

(i)                                    the existence of a Required Deferral Condition; or

(ii)                                 a deferral of an Interest Payment as permitted under the terms of the Indenture,

the relevant Interest Payment due on the Capital Securities shall constitute an Outstanding Payment and will accumulate with any other Outstanding Payments until paid and will constitute neither a Payment Default nor a Payment Event.

(e)                                 Subject to the provisions of this Section 5.1, and without prejudice to Sections 504 and 505 of the Base Indenture, the Trustee may at its discretion and without further notice institute such proceedings against the Company as it may think fit to enforce any term or condition binding on the Company under the Indenture, the Capital Securities (other than for the payment of any principal or satisfaction of any Payments in respect of the Capital Securities); provided that the Company will not by virtue of the institution of any such proceedings be obliged to pay any sum or sums, in cash or otherwise, sooner than it would otherwise have been obligated to pay.

(f)                                  The Trustee shall not be bound to take any of the foregoing actions against the Company to enforce the terms of this Indenture or the Capital Securities unless (i) it will have been so requested by an extraordinary resolution or in writing by the holders of at least 25% in principal amount of the Capital Securities then outstanding and (ii) it will have been offered reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

(g)                                Notwithstanding the foregoing, holders of the Capital Securities have the absolute and unconditional right to institute suit for the enforcement of any payment when due in accordance with Section 508 of the Base Indenture and such right may not be impaired without the consent of the holder.

(h)                                Without prejudice to Sections 504 and 505 of the Base Indenture, the Trustee is and shall be fully authorized by each and any holder of record of a Capital Security to commence winding-up proceedings (faillissement or vereffening na ontbinding) in the Netherlands.

(i)                                    Notwithstanding the foregoing, the right to institute winding-up proceedings (faillissement or vereffening na ontbinding) is limited to circumstances where payment has become due.

(j)                                    Sections 501, 502 and 503 of the Base Indenture shall not apply with respect to the Capital Securities.

6.                                      SUBORDINATION

6.1                               Agreement to Subordinate

The Company covenants and agrees, and each holder of Capital Securities issued hereunder, by such holder’s acceptance thereof, likewise covenants and agrees, that the Capital Securities issued hereunder (i)(A) shall rank pari passu with respect to each other, (B) shall be similarly subordinated as, and accordingly rank pari passu with, the Existing Capital Securities and (C) shall rank pari passu with other Parity Securities, Parity Guarantees and other debt obligations expressed to be similarly subordinated as and, accordingly, ranking pari passu with, the Capital Securities, such other Parity Guarantees and Parity Securities, (ii) are and shall be subordinated (achtergesteld), and accordingly be subject in right of payment to prior payment in full upon liquidation, moratorium of payments or bankruptcy of the Company, to the claims of Senior Creditors, present and future, and (iii) shall rank in priority to any Junior Securities and Junior Guarantees.

6.2                               Section 1401 of the Base Indenture

With respect to the Capital Securities, the provisions of Section 6.1 replace in their entirety Section 1402 of the Base Indenture. In addition, with respect to the Capital Securities, Section 1402 through Section 1416 of Article Fourteen of the Base Indenture is hereby amended by replacing the term “Senior Debt” as used in such sections with the term “Senior Debt” as defined in this Sixth Supplemental Indenture.

7.                                      COVENANTS OF THE COMPANY

7.1                               Mandatory Interest Payments

Subject to the existence of a Required Deferral Condition, the Company agrees that it will not defer any payment required to be paid as a result of a Mandatory Payment Event or Mandatory Partial Payment Event (as contemplated by Section 2.5(a) only) on the Capital Securities.

7.2                               Payment of Proceeds from Sale of Payment Capital Securities in Connection with the Alternative Interest Satisfaction Mechanism

The Company agrees that immediately on receipt of the proceeds of the sale of Payment Capital Securities in connection with the Alternative Interest Satisfaction Mechanism, it shall pay proceeds from the sale of such Payment Capital Securities to the Paying Agent, either in Euros or converted into U.S. dollars, in such amount as shall enable the Paying Agent to make the relevant Payment in full on the relevant Interest Payment Date or Deferred Interest Satisfaction Date.

7.3                               Listing

The Company will use reasonable efforts to maintain the listing of the Capital Securities on the stock exchange on which they were listed on or about the Issue Date or, if it is unable to do so having used such efforts or if the maintenance of any such listing is agreed by the Trustee to be unduly burdensome, use all reasonable efforts to obtain and maintain a quotation or listing of Capital Securities on such other stock exchange or exchanges or securities market or markets as the Company may (with the prior written approval of the Trustee) decide so that the Capital Securities are listed on at least one stock exchange or securities market.

7.4                               Officer’s Certificate on Deferral

If the Company elects or is obliged to defer any Payment in accordance with Section 2.4, it shall deliver to the Trustee, no later than the sixteenth Business Day preceding the relevant Interest Payment Date, an Officer’s Certificate, certifying that the Required Deferral Condition was met on the 20th Business Day preceding the relevant Interest Payment Date and if the Company shall elect to satisfy a deferred Interest Payment on an earlier date than the Interest Payment Date following that on which the Required Deferral Condition is no longer met, deliver to the Trustee not later than the sixteenth Business Day prior to making such payment an Officer’s Certificate certifying that the Required Deferral Condition was no longer, on a date no more than 16 Business Days prior to the delivery of such certificate, met.

7.5                               Officer’s Certificate on Market Disruption Event

If, in the opinion of the Company, there exists a Market Disruption Event as a consequence of which a Payment may be deferred under Section 4.5, it shall deliver to the Trustee within two Business Days of such Market Disruption Event having arisen or the Company having become aware of the same, an Officer’s Certificate specifying the details of such Market Disruption Event.

8.                                      FORM OF CAPITAL SECURITIES

8.1                               Form of Capital Securities

The Capital Securities shall be substantially in the form of Schedule 1 hereto. Schedule 1 hereto is hereby incorporated into and expressly made a part of this Sixth Supplemental Indenture.

9.                                      ORIGINAL ISSUE OF CAPITAL SECURITIES

9.1                               Original Issue of Capital Securities

Capital Securities in the initial aggregate principal amount of up to $1,000,000,000 may, upon execution of this Sixth Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver such Capital Securities to or upon the written order of the Company, in accordance with Section 303 of the Base Indenture.

There is no limit on the amount of Capital Securities which may be issued subsequent to this Sixth Supplemental Indenture.

10.                               WINDING UP

10.1                        Winding Up

If at any time an order is made, or an effective resolution is passed, for the Company’s winding-up (faillissement or vereffening na ontbinding) (except in any such case a solvent winding-up solely for the purpose of a reconstruction, amalgamation or the substitution of a successor in business, the terms of which reconstruction, amalgamation or substitution (a) have previously been approved in writing by the Trustee or by an extraordinary resolution of the Company’s shareholders and (b) do not provide that the Capital Securities shall thereby become payable), the Company will pay the holders of the Capital Securities in respect of each Capital Security (in lieu of any other payment by the Company) a winding-up amount. The Capital Securities will rank in the Company’s winding-up (faillissement or vereffening na ontbinding) in priority to distributions on Junior Securities, Junior Guarantees and all classes of the Company’s share capital and will rank equally with each other and among themselves and will rank equally with any Parity Securities and Parity Guarantees, including the Company’s Existing Capital Securities, then outstanding, but will be subordinated in right of payment to the prior payment in full of the claims of the Company’s Senior Creditors, present and future.

In the Company’s winding-up (faillissement or vereffening na ontbinding), to the extent the Company has not been able to satisfy in full any Deferred Interest Payment using the Alternative Interest Satisfaction Mechanism as a result of the limitation imposed by the threshold as described under Section 4.7, the obligations of the Company in respect of an amount of principal under the Capital Securities equal to the unsatisfied part of any Deferred Interest Payments shall be further subordinated to rank effectively, from a financial point of view, equally with Common Shares.

11.                               SATISFACTION AND DISCHARGE

11.1                        Satisfaction and Discharge

The Company covenants and agrees, and each holder of Capital Securities issued hereunder, by such holder’s acceptance thereof, likewise covenants and agrees, that all Capital Securities shall be issued as Securities subject to the provisions of Article 4 of the Base Indenture.

12.                               TAXATION; ADDITIONAL AMOUNTS

12.1                        General

Any amounts to be paid by the Company on the Capital Securities (including principal, Interest Amounts, Mandatorily Deferred Payments or Optionally Deferred Payments, Mandatory Partial Payments, Accrued Interest Payments and Winding-Up Claims) shall be made without withholding of or deduction for any present or future taxes, duties, assessments or other charges imposed by the government of the Netherlands or the government of a jurisdiction in which a successor to the Company is organized, unless the withholding or deduction of such taxes, duties, assessments or charges is required by law. In that event, the Company will pay such additional amounts (Additional Amounts), as may be necessary in order that the net amounts received by holders of Capital Securities after such withholding or deduction equal the respective amounts of principal and interest which would have been received in respect of the Capital Securities in the absence of such withholding or deduction, except that no such Additional Amounts shall be payable in relation to any payment with respect to any Capital Security:

(a)                                 to, or to a third party on behalf of, a holder who is liable to such taxes, duties, assessments or governmental charges in respect of such Capital Security by reason of such holder having some connection with the Netherlands other than the mere holding of such Capital Security; or

(b)                                to, or to a third party on behalf of, a holder, if such withholding or deduction may be avoided by complying with any statutory requirement or by making a declaration of non-residence or other similar claim for exemption to the relevant tax authority; or

(c)                                 to, or to a third party on behalf of, a holder, that is a partnership, or a holder, that is not the sole beneficial owner of the Capital Security or which holds the Capital Security in a fiduciary capacity, to the extent that any of the members of the partnership, the beneficial owner or the settler or beneficiary with respect to the fiduciary would not have been entitled to the payment of an Additional Amount had each of the members of the partnership, the beneficial owner, settler or beneficiary, as the case may be, received directly his beneficial or distributive share of the payment; or

(d)                                presented for payment (where presentation is required) more than 30 days after the Relevant Date except to the extent that the holder would have been entitled to such Additional Amounts on presenting the same for payment on the last day of such period of 30 days; or

(e)                                 where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to the European Union Council Directive of June 3, 2003 on the taxation of savings income, implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to such Directive, or similar measures adopted by a number of third countries and territories.

In the event that any Payment is satisfied through the Alternative Interest Satisfaction Mechanism, then any Additional Amounts that are payable must also be satisfied through the issue of Payment Capital Securities.

References herein to principal, Interest Amounts, Mandatorily Deferred Payments, Optionally Deferred Payments, Mandatory Partial Payments and/or Accrued Interest Payments shall be deemed to include any Additional Amounts that may be payable, if applicable.

12.2                        Section 1006 of the Base Indenture

The provisions of Section 1006 of the Base Indenture are hereby replaced by Section 12.1 hereof and shall not apply with respect to the Capital Securities.

13.                               MISCELLANEOUS

13.1                        Issuance of Definitive Securities

(a)                                 So long as DTC holds the Global Securities, the Global Securities will not be exchangeable for definitive Securities unless: (i) DTC notifies the Trustee that it is unwilling or unable to continue to hold the book-entry Capital Securities or DTC ceases to be a clearing agency registered under the Exchange Act and the Trustee does not appoint a successor to DTC which is registered under the Exchange Act within 120 days; (ii) a Payment Default has occurred and is continuing; (iii) a Payment Event has occurred; (iv) in the event of the Company’s winding up (faillissement or vereffening na ontbinding) it fails to make a Payment on the Capital Securities when due; or (v) at any time following a determination by the Company in its sole discretion that the Global Securities representing the Capital Securities should be exchanged for definitive Capital Securities in registered form.

(b)                                Each person having an ownership or other interest in the Capital Securities must rely exclusively on the rules and procedures of DTC or any participant therein, as the case may be, and any agreement with any participant of DTC or any participant therein, as the case may be, or any other securities intermediary through which that person holds its interest to receive or direct the delivery of possession of any definitive security.

(c)                                 Any definitive Capital Securities will be issued in registered form only in denominations of $25.00 and any integral multiples thereof and shall be substantially in the form of the Global Security included as Exhibit 1 hereto with such insertions, omissions, substitutions and other variations as appropriate for definitive securities as evidenced by the execution of such securities. To the extent permitted by law, the Company and the Trustee are entitled to treat the person in whose name any definitive Capital Security is registered as its absolute owner.

(d)                                Payments in respect of definitive Capital Securities will be made to the person in whose name the definitive Capital Securities are registered as it appears in the register. Payments will be made in respect of the Capital Securities by check drawn on a bank in New York or, if the holder requests, by transfer to the holder’s account in New York. Definitive Capital Securities must be presented to the Paying Agent for redemption.

(e)                                 If the Company issues definitive Capital Securities in exchange for Global Securities, DTC, as holder of the Global Securities, will surrender it against receipt of the definitive Capital

Securities, cancel the book-entry securities of that series and distribute the definitive Capital Securities of that series to the person in the amounts that DTC specifies.

(f)                                   If definitive Capital Securities are issued in the limited circumstances as set forth above, such Capital Securities may be transferred in whole or in part in denominations of any whole number of Capital Securities upon surrender of the definitive Capital Securities certificates together with the form of transfer endorsed on it, duly completed and executed at the specified office of the Trustee. If only part of a Capital Securities certificate is transferred, a new Capital Securities certificate representing the balance not transferred will be issued to the transferor.

13.2                        Ratification of Base Indenture; Sixth Supplemental Indenture Controls

The Base Indenture, as supplemented by this Sixth Supplemental Indenture, is in all respects ratified and confirmed. This Sixth Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided. The provisions of this Sixth Supplemental Indenture shall supersede the provisions of the Base Indenture to the extent the Base Indenture is inconsistent herewith with respect to the Capital Securities and any other Capital Securities issued hereunder.

13.3                        Trustee Not Responsible for Recitals

The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the accuracy thereof. The Trustee makes no representation as to the validity or sufficiency of this Sixth Supplemental Indenture or the Capital Securities. The Trustee shall not be accountable for the use or application by the Company of the Capital Securities or the proceeds thereof.

13.4                        Governing Law

This Sixth Supplemental Indenture and each Capital Security shall be governed by and construed in accordance with the laws of the State of New York, except for Article 6 and Article 10, to the extent it relates to subordination, which shall be governed by and construed in accordance with the laws of the Netherlands.

13.5                        Severability

If any provision in the Indenture or in the Capital Securities is determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.6                        Counterparts

The parties may sign any number of copies of this Sixth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Any signed copy shall be sufficient proof of this Sixth Supplemental Indenture.

13.7                        Paying Agent

The parties agree that Citibank, N.A., as Paying Agent, shall be entitled to the benefit of all the rights, protections, privileges and immunities, as applicable, contained in the Indenture with respect to the Trustee, as if set forth herein.

14.                               DEFINITION OF OFFICERS’ CERTIFICATE AMENDED

The definition of “Officers’ Certificate” in Section 101 of the Base Indenture is hereby amended by deleting the first occurrence of the word “and” from the second line of the first sentence of the definition and replacing it with the word “or.”

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed as of the day and year first above written.

AEGON N.V.
as Issuer

By:	/s/ C.M. van Katwijk
Name: C.M. van Katwijk
Title: Executive Vice President

THE BANK OF NEW YORK TRUST COMPANY, N.A.
as Trustee

By:	/s/ Roxane Ellwanger
Name: Roxane Ellwanger
Title: Assistant Vice President

CITIBANK, N.A.
as Paying Agent

By:	/s/ John J. Byrnes
Name: John. J. Byrnes
Title: Vice President

SCHEDULE 1

FORM OF 7.25% PERPETUAL CAPITAL SECURITIES

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

The rights of the holders of the Capital Securities are, to the extent and in the manner set forth in Section 1402 of the Base Indenture and Article 6 of the Sixth Supplemental Indenture, subordinated to Senior Debt, and this Security is issued subject to the provisions of Article 14 of the Base Indenture and Article 6 of the Sixth Supplemental Indenture, and the holder of this Security, by accepting the same, agrees to and shall be bound by such provisions. The terms of this paragraph are governed by, and shall be construed in accordance with, the laws of the Netherlands.

AEGON N.V.

7.25% Perpetual Capital Securities

No. [ ]
CUSIP No.:	N00927 348
ISIN No.:	NL0006056814
COMMON CODE:	032249221

AEGON N.V., a corporation duly organized and existing under the laws of the Netherlands (herein called the Company, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & Co., or registered assigns, the principal sum of [•] MILLION U.S. DOLLARS ($[•]) (but only at such times as set forth in the Indenture with respect to Optional Redemption, Redemption for Tax Reasons or Redemption or Conversion for Regulatory Reasons in Article 3 of the Sixth Supplemental Indenture) and to pay interest thereon from September 21, 2007 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly in arrears on March 15, June 15, September 15 and December 15 in each year, commencing on December 15, 2007, and at such other times as are set forth in the Indenture at the rate of 7.25% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the March 1, June 1, September 1 or December 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. If interest is required to be calculated for any period less than a year, it shall be calculated based on a 360-day year consisting of twelve 30-day months. If any Interest Payment Date or the redemption date of the Capital Securities falls on a day that is not a Business Day, the Company shall make the required payment on the next succeeding Business Day and no additional Interest shall accrue in respect of the payment made on that next succeeding Business Day.

Subject to the immediately following paragraph, if applicable, any Payment on this Security which is payable, and is paid or duly provided for, on any Interest Payment Date or on any date on which the Company makes any Payment (including any payment of Additional Amounts in accordance with Article 12 of the Sixth

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Supplemental Indenture) shall be paid in U.S. dollars to the registered holder, including through a Paying Agent by wire-transfer of same-day funds to the holder or, at the option of the Company, by check mailed to the address of the holder as it appears in the Company’s Security Register. For so long as this Security is held in global form, all payments shall be made in U.S. dollars by wire-transfer of same-day funds.

The Company shall under certain circumstances, and in accordance with the Indenture, defer payments of interest on this Security. Any interest on this Security which is not paid or duly provided for on any applicable Interest Payment Date, together with any other payments in respect of this Security not paid on any date on which such Payment has become due and payable or would have become due and payable except that payment is not made as permitted by the Indenture, so long as the same remains unpaid, shall constitute “Outstanding Payments.” Outstanding Payments will accumulate until paid and will constitute neither a Payment Default nor a Payment Event. Outstanding Payments on this Security, when paid, as provided subject to the conditions in the Indenture, will be paid on the Deferred Interest Satisfaction Date to the holder in whose name this Security is registered at the close of business on a Special Record Date for the Payment due on such Deferred Interest Satisfaction Date to be fixed by the Trustee, notice of which shall be given to holders of the Capital Securities not less than 10 days prior to such Special Record Date, or be paid in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Security may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Outstanding Payments, other than certain Accrued Interest Payments, shall not bear interest.  Certain Accrued Interest Payments will accrue interest at the Interest Rate. The amount of interest so accrued in respect of any Accrued Interest Payments, if any, will be satisfied as and when the Outstanding Payments are satisfied in accordance herewith. The amount of additional interest payable with respect to any Accrued Interest Payments, if any, will be calculated by the Trustee in accordance with the provisions of the Indenture.

Except in the case of a Mandatory Payment Event or a Mandatory Partial Payment Event, the Company may satisfy any Optionally Deferred Payment at any time on not less than 16 Business Days’ notice to the Trustee and holders in accordance with the Sixth Supplemental Indenture, and any Required Deferral Interest Payment shall be satisfied on the relevant Deferred Interest Satisfaction Date, by giving not less than 16 Business Days’ notice to the Trustee and holders, if the Required Deferral Condition is no longer met on the 20th Business Day preceding any subsequent Interest Payment Date, provided that the Company has not previously paid such amount and does not validly elect to defer such payment as an Optionally Deferred Payment.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

AEGON N.V.

By:
Name:
Title:

Attest:

This is one of the Capital Securities of the series designated herein and referred to in the Sixth Supplemental Indenture.

Dated: September    , 2007

The Bank of New York Trust Company, N.A.
As Trustee

By:
Authorized Signatory

[Reverse of Security]

This Security is one of a duly authorized issue of securities of the Company (herein called the Capital Securities), issued and to be issued in one or more series under an indenture, dated as of October 11, 2001 (the Base Indenture), between the Company, AEGON Funding Corp. and The Bank of New York Trust Company, N.A., as Trustee and successor in interest to Citibank, N.A. (herein called the Trustee, which term includes any successor trustee under the Indenture), as modified by a supplemental indenture dated as of November 14, 2003, a second supplemental indenture dated as of June 1, 2005, a third supplemental indenture dated as of November 23, 2005, a fourth supplemental indenture dated as of December 12, 2005, and a fifth supplemental indenture dated as of June 28, 2006, and as shall be further modified by a Sixth Supplemental Indenture dated September 21, 2006 (herein called the Sixth Supplemental Indenture and together with the Base Indenture, the Indenture), and reference is hereby made to the Indenture for a statement of the terms of the Capital Securities and the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the holders of Senior Debt and the holders of the Capital Securities and of the terms upon which the Capital Securities are, and are to be, authenticated and delivered. The Capital Securities are subject to all such terms. This Security is one of the series designated on the face hereof and there is no limitation on the amount of Capital Securities of such series which may be issued.

Except in a bankruptcy, all payments on this Security will be conditional upon not triggering the Required Deferral Condition.  The Required Deferral Condition will be met if the Company (i) is not Solvent or making the relevant Payment will result in the Company becoming not Solvent or (ii) is subject to a Regulatory Event or making the relevant Payment will result in the Company becoming subject to a Regulatory Event.

The Capital Securities will constitute direct, unsecured subordinated obligations of the Company, subject to the Solvency Conditions, and the subordination provisions described herein and in the Indenture, and will rank pari passu with respect to each other and any other Parity Securities or Parity Guarantees and in priority to any Junior Securities or Junior Guarantees.

If the Company fails to pay or set aside for payment the amount due to satisfy any Payment on the Capital Securities when due and such failure continues for 14 days, it will constitute a Payment Default (provided, however, that if the Company fails to make any payment of interest required to be paid as a result of a Mandatory Payment Event or Mandatory Partial Payment Event as a result of the existence of a Required Deferral Condition, or due to a deferral of an Interest Payment as permitted under the terms of the Indenture, that payment will constitute an Outstanding Payment and will accumulate with any other Outstanding Payments until paid, but will constitute neither a Payment Default nor a Payment Event (as defined below)). If any Payment Default occurs and is continuing, the Trustee may pursue all legal remedies available to it, including commencing a judicial proceeding for the collection of the sums due and unpaid or the winding-up (faillissement or vereffening na ontbinding) of the Company in the Netherlands (but not elsewhere), but the Trustee may not declare the principal amount of any outstanding Capital Securities to be due and payable. If the Company fails to make payment when due, and such failure continues for 14 days as a result of the existence of a Required Deferral Condition, such failure does not constitute a Payment Default but instead constitutes a Payment Event.  On a Payment Event, the Trustee may institute winding-up proceedings (faillissement or vereffening na ontbinding) exclusively in The Netherlands, but may not pursue any other legal remedy, including a judicial proceeding for the collection of the sums due and unpaid.  The Trustee shall not be bound to take any of the foregoing actions against the Company to enforce the terms of the Indenture or the Capital Securities unless (i) it will have been so requested by an extraordinary resolution or in writing by the holders of at least 25% in principal amount of the Capital Securities then outstanding and (ii) it will have been offered reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in

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compliance with such request.  Notwithstanding the foregoing, the right to institute winding-up proceedings (faillissement or vereffening na ontbinding) is limited to circumstances where payment has become due.  Notwithstanding the foregoing, holders of this Security have the absolute and unconditional right to institute suit for the enforcement of any payment when due and such right may not be impaired without the consent of the holder as provided in Section 508 of the Base Indenture.

All payments in respect of the Capital Securities shall be made by the Company without withholding of or deduction for any present or future taxes, duties, assessments or other charges imposed by the government of the Netherlands or the government of a jurisdiction in which a successor to the Company is organized (or any political subdivision or taxing authority thereof or therein) (Taxes), unless the withholding or deduction of such Taxes is required by law. To the extent any such Taxes are so levied or imposed, the Company will, subject to the exceptions and limitations set forth in Section 12 of the Sixth Supplemental Indenture, pay such Additional Amounts to the holder of any Security as may be necessary in order that the net amounts received by holders of the Capital Securities after such withholding or deduction equal the respective amounts of principal and interest which would have been received in respect of the Capital Securities in the absence of such withholding or deduction, except that no such Additional Amounts shall be payable in relation to any payment with respect to any Capital Security.

Except as provided below, the Capital Securities are not redeemable at the option of the Company prior to December 15, 2012.

The Capital Securities may be redeemed in whole (but not in part), at the option of the Company and without the consent of the holders or the Trustee, at a redemption price equal to their aggregate principal amount, together with any Outstanding Payments accrued to and including the date fixed for redemption: (i) on December 15, 2012, or any Interest Payment Date thereafter; (ii) upon the occurrence of a Tax Event, provided that the Company has already delivered to the Trustee a written legal opinion in a form satisfactory to the Trustee of independent Dutch counsel of recognized standing, selected by the Company, confirming that a Tax Event has occurred; or (iii) if, at any time after the Company becomes subject to Capital Adequacy Regulations, the relevant regulator has determined that securities of the nature of the Capital Securities cannot qualify as “own funds” or, if “own funds” is subdivided into tiers, “core capital” (Tier 1 capital or equivalent) for the purposes of determination of such Capital Adequacy Regulations.

Subject to compliance with applicable regulatory requirements, the Company may at any time convert or exchange the Capital Securities in whole (but not in part) into or for another series of its capital securities having effectively, from a financial point of view, materially the same terms as the Capital Securities, except that such capital securities may have a non-cumulative character and may or may not have an alternative interest satisfaction mechanism. Any conversion of the Capital Securities into another series of capital securities as described herein will be made on not less than 30 nor more than 60 days’ notice before the applicable conversion date to the holders of the Capital Securities and the Trustee.

If at any time a Substitution Event has occurred and is continuing, subject to compliance with applicable regulatory requirements, the Company may cause substitution of all, but not part, of the Capital Securities for another series of capital securities having effectively, from a financial point of view, materially the same terms as the Capital Securities, except that such securities may have a non-cumulative character and may or may not have an alternative interest satisfaction mechanism.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all claims of Senior Creditors, present and future, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each holder of this Security, by

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accepting the same, (i) agrees to and shall be bound by such provisions; (ii) authorizes and directs the Trustee on his or her behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided; and (iii) appoints the Trustee his or her attorney-in-fact for any and all such purposes. Each holder hereof, by his or her acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Debt, whether now outstanding or hereafter created, incurred, assumed or guaranteed, and waives reliance by each such holder upon said provisions.

References herein to principal, Interest Amounts, Mandatorily Deferred Payments, Optionally Deferred Payments, Mandatory Partial Payments or Accrued Interest Payments shall be deemed to include any Additional Amounts that may be payable, if applicable.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the Capital Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the holders of a majority in principal amount of the Capital Securities at the time outstanding of each series to be affected. The Indenture also contains provisions permitting the holders of a majority in principal amount of the Capital Securities of each series at the time outstanding, on behalf of the holders of all Capital Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Security shall be conclusive and binding upon such holder and upon all future holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the holder hereof or his attorney duly authorized in writing, and thereupon one or more new Capital Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Capital Securities of this series are issuable only in registered form without coupons in denominations of $25.00 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Capital Securities of this series shall be represented by a Global Security and are not exchangeable for definitive Capital Securities of this series except in specific circumstances set forth in the Indenture.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

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This Security is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Section 305 thereof on transfers and exchanges of Global Securities.

This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York except for the subordination provisions contained herein and in the Indenture, which shall be governed by and construed in accordance with the laws of the Netherlands.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

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